Exhibit 99.1

COINSTAR, INC. ANNOUNCES 2013 FIRST QUARTER RESULTS

Company Delivers Strong Bottom Line Results;

Redbox Increases Market Share Lead;

Coin Expands in Canada with TD Canada Trust

BELLEVUE, Wash.—April 25, 2013—Coinstar, Inc. (Nasdaq: CSTR) today reported financial results for the first quarter ended March 31, 2013.

“We continued to deliver long-term value for our stockholders through strong performance this quarter,” said J. Scott Di Valerio, chief executive officer of Coinstar, Inc. “The continued growth in Redbox market share shows our ability to win with consumers, and the installation of 350 TD Canada Trust-branded coin-counting kiosks demonstrates our ability to expand our Coin business in new channels. We are energized by our ability to develop exciting new concepts across our businesses that we believe will generate value for consumers, retailers and our stockholders.”

Coinstar’s 2013 first quarter financial highlights included:

• Consolidated revenue	$574.7	million
• Net income	$22.6	million
• Core adjusted EBITDA*	$104.2	million
• Diluted earnings per share	$0.78
• Core diluted earnings per share*	$0.93
• Net cash provided by operating activities	$41.1	million
• Free cash flow*	$7.9	million

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

“Our first quarter performance underscores our commitment to maintaining a strong financial position, driving long-term, profitable growth, and returning capital to stockholders,” said Galen C. Smith, chief financial officer of Coinstar, Inc. “Following a significant deployment of kiosks in 2012, we are now focused on kiosk optimization, continued operational excellence and disciplined investment in growth to increase the return on our assets.”

Smith continued, “We took several steps to enhance the flexibility of our capital structure as we raised $350 million in new unsecured debt, retired nearly $45 million in principal of our existing convertible notes, and repurchased $46.5 million of our common stock, or nearly a million shares.”

Revenue for the first quarter of 2013 increased 1.1% to $574.7 million compared with the first quarter of 2012, driven primarily by Redbox segment revenue of $507.9 million, which increased 1.0% attributable primarily to additional new kiosk installations. Coin segment revenue was $65.4 million for the first quarter of 2013 compared with $64.8 million for the same period last year.

Operating income for the first quarter of 2013 was $47.9 million, which resulted in an operating margin of 8.3%, compared with operating income of $78.3 million and an operating margin of 13.8% in the first quarter of 2012. The lower operating margin is primarily due to lower revenue growth at Redbox and increased expenses due to several factors including an increase in product costs related to higher DVD content purchases as a result of the growth in the installed kiosk base in the second half of 2012; increased purchases under the Warner agreement signed in the fourth quarter of 2012 relative to workaround purchases for most of 2012; increases in copy depth to drive rentals; and higher payment card processing fees due to the absence in 2013 of special interchange rates.

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

Net income for the first quarter of 2013 was $22.6 million, or diluted earnings per share of $0.78, compared with $53.7 million, or $1.65 per diluted share, in the first quarter of 2012. Core diluted earnings per share for the first quarter of 2013 was $0.93, excluding non-core adjustments of $0.15 per share, compared with $1.39 per diluted share, excluding non-core adjustments of $(0.26) per share in the first quarter of 2012.

Net cash provided by operating activities in the first quarter of 2013 was $41.1 million, compared with $54.9 million in the first quarter of 2012. Capital expenditures for the first quarter of 2013 were $33.2 million, compared with $38.0 million in the first quarter of 2012. Free cash flow for the first quarter of 2013 was $7.9 million, compared with $16.9 million in the first quarter of 2012.

During the first quarter, the company retired $44.6 million in principal of its 4.0% Convertible Senior Notes for $62.5 million in cash. The aggregate outstanding principal remaining was $140.4 million at the end of the first quarter. On March 12, 2013, the company issued $350.0 million principal amount of 6.00% Senior Notes due 2019 (the “Notes”).

During the first quarter of 2013, the company repurchased approximately $46.5 million of its common stock, representing approximately 937,000 shares at an average price of $49.58 per share. In January 2013, Coinstar’s board authorized the repurchase of an additional $250 million, plus the amount of cash proceeds received by the company from the exercise of stock options by its officers, directors and employees. On March 31, 2013, there was $341.8 million remaining under the current board authorization for stock repurchases.

Guidance

Guidance for the 2013 full year and second quarter reflects Coinstar management’s expectations related to the following factors:

•

Core diluted EPS will be impacted in the second quarter by approximately $1.8 million, or $0.04 per diluted share, in operating losses due to the closure of the remaining NCR kiosks and the amortization of intangibles, and $11.3 million, or $0.24 per diluted share, for the full year; and

•

Core diluted EPS will be further impacted in the second quarter by approximately $5.4 million, or $0.12 per diluted share, of incremental interest expense related to the company’s new Notes, and $17.1 million, or $0.37 per diluted share, for the full year.

For the 2013 full year, Coinstar management expects:

•	Consolidated revenue between $2.385 billion and $2.545 billion;

•	Core adjusted EBITDA between $483 million and $518 million;

•	Core diluted EPS between $5.05 and $5.55 on a fully diluted basis; and

•	Free cash flow between $185 million and $205 million.

For the 2013 second quarter, Coinstar management expects:

•	Consolidated revenue between $555 million and $580 million;

•	Core adjusted EBITDA between $103 million and $113 million; and

•	Core diluted EPS between $0.90 and $1.05 on a fully diluted basis.

Additional Information

Coinstar has provided additional comments on guidance in prepared remarks that also review the company’s 2013 first quarter operating and financial results. The prepared remarks and supplemental slides are posted on the Investor Relations section of the corporate website at www.coinstarinc.com along with this press release. The 2013 first quarter Segment Supplement, which provides historical data in Excel format, is also posted on the website.

Conference Call

J. Scott Di Valerio and Galen C. Smith will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A recording of the call will be available approximately two hours after the call ends through May 9, 2013, at 1-888-843-7419 or 1-630-652-3042, passcode 34552619.

About Coinstar, Inc.

Coinstar, Inc. (Nasdaq: CSTR) is a leading provider of automated retail solutions offering convenient products and services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known Redbox® self-service DVD and video game rental and Coinstar® self-service coin-counting brands. The company also identifies and develops innovative self-service concepts in its New Ventures segment. The company’s kiosks are located in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2013 second quarter and 2013 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of these prepared remarks. Coinstar, Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA;

•	Core diluted earnings per share (“EPS”); and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR Asset Acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant by Verizon™ (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA

Our non-GAAP financial measure core adjusted EBITDA is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA to net income, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2013	2012
Net income	$22,604	$53,696
Depreciation, amortization and other	51,455	40,791
Interest expense, net	5,533	4,114
Income taxes	12,759	35,672
Share-based payments expense(1)	4,837	8,792

Adjusted EBITDA	97,188	143,065
Non-Core Adjustments:
Deal fees	—	1,203
Loss from equity method investments	7,025	4,341
Gain on formation of Redbox Instant by Verizon	—	(19,500)

Core adjusted EBITDA	$104,213	$129,109

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS

Our non-GAAP financial measure core diluted EPS is defined as diluted earnings per share excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS to diluted EPS, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
	2013	2012
Diluted EPS	$0.78	$1.65
Non-Core Adjustments, net of tax:(1)
Deal fees	—	0.02
Loss from equity method investments	0.15	0.08
Gain on formation of the Joint Venture	—	(0.36)

Core diluted EPS	$0.93	$1.39

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2013	2012
Net cash provided by operating activities	$41,102	$54,918
Purchase of property and equipment	(33,231)	(38,007)

Free cash flow	$7,871	$16,911

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$574,686	$568,179
Expenses:
Direct operating(1)	407,799	390,410
Marketing	7,957	6,957
Research and development	4,397	3,930
General and administrative	55,216	47,811
Depreciation and other	49,438	40,104
Amortization of intangible assets	2,017	687

Total expenses	526,824	489,899

Operating income	47,862	78,280
Other income (expense), net:
Income (loss) from equity method investments, net	(7,025)	15,159
Interest expense, net	(5,533)	(4,114)
Other, net	59	43

Total other income (expense), net	(12,499)	11,088

Income before income taxes	35,363	89,368
Income tax expense	(12,759)	(35,672)

Net income	22,604	53,696

Foreign currency translation adjustment(2)	(1,914)	727

Comprehensive income	$20,690	$54,423

Basic earnings per share	$0.82	$1.76
Diluted earnings per share	$0.78	$1.65
Weighted average shares used in basic per share calculations	27,493	30,590
Weighted average shares used in diluted per share calculations	28,937	32,628

(1)	“Direct operating” excludes depreciation and other of $33.3 million and $30.0 million for the three months ended March 31, 2013 and 2012, respectively.
(2)	Foreign currency translation adjustment has no tax effect for the three months ended March 31, 2013 and 2012, respectively.

COINSTAR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$453,452	$282,894
Accounts receivable, net of allowances of $1,874 and $2,003	56,006	58,331
Short term investments	53,000	—
Content library	155,797	177,409
Deferred income taxes	—	7,187
Prepaid expenses and other current assets	39,137	29,686

Total current assets	757,392	555,507
Property and equipment, net	561,121	571,358
Notes receivable	26,669	26,731
Deferred income taxes	3,024	1,373
Goodwill and other intangible assets	356,812	358,829
Other long-term assets	60,579	47,927

Total assets	$1,765,597	$1,561,725

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$223,843	$250,588
Accrued payable to retailers	123,013	138,413
Other accrued liabilities	118,955	146,125
Current callable convertible debt	132,103	—
Current portion of long-term debt	16,478	15,529
Current portion of capital lease obligations	13,812	13,350
Deferred income taxes	1,400	—

Total current liabilities	629,604	564,005
Long-term debt and other long-term liabilities	514,926	341,179
Capital lease obligations	15,479	15,702
Deferred tax liabilities	92,347	91,751

Total liabilities	1,252,356	1,012,637
Commitments and contingencies
Debt conversion feature	8,273	—
Stockholders’ Equity:
Preferred stock, $0.001 par value—5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value—60,000,000 authorized; 36,168,730 and 35,797,592 shares issued; 28,060,015 and 28,626,323 shares outstanding	486,553	504,881
Treasury stock	(339,631)	(293,149)
Retained earnings	361,583	338,979
Accumulated other comprehensive loss	(3,537)	(1,623)

Total stockholders’ equity	504,968	549,088

Total liabilities and stockholders’ equity	$1,765,597	$1,561,725

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities:
Net income	$22,604	$53,696
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	49,438	40,104
Amortization of intangible assets and deferred financing fees	2,577	1,219
Share-based payments expense	4,837	8,792
Excess tax benefits on share-based payments	(2,069)	(3,139)
Deferred income taxes	10,416	31,184
(Income) loss from equity method investments, net	7,025	(15,159)
Non-cash interest on convertible debt	1,663	1,717
Other	609	(1,511)
Cash flows from changes in operating assets and liabilities	(55,998)	(61,985)

Net cash flows from operating activities	41,102	54,918

Investing Activities:
Purchases of property and equipment	(33,231)	(38,007)
Proceeds from sale of property and equipment	132	144
Purchases of short term investments	(53,000)	—
Receipt of note receivable principal	95	—
Equity investments	(14,000)	(28,350)

Net cash flows from investing activities	(100,004)	(66,213)

Financing Activities:
Proceeds from issuance of senior unsecured notes	343,769	—
Financing costs associated with senior unsecured notes	(302)	—
Principal payments on term loan and repurchase of convertible debt	(65,736)	(2,188)
Repurchases of common stock	(46,482)	—
Principal payments on capital lease obligations and other debt	(3,251)	(4,683)
Excess tax benefits related to share-based payments	2,069	3,139
Proceeds from exercise of stock options, net	1,093	2,213

Net cash flows from financing activities	231,160	(1,519)

Effect of exchange rate changes on cash	(1,700)	587

Increase (decrease) in cash and cash equivalents	170,558	(12,227)
Cash and cash equivalents:
Beginning of period	282,894	341,855

End of period	$453,452	$329,628

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

As a complement to our Consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended March 31,
Dollars in thousands	2013	2012
Revenue:
Redbox	$507,920	$502,942
Coin	65,383	64,826
New Ventures	1,383	411

Consolidated revenue	$574,686	$568,179

Segment operating income reconciled to GAAP operating income

	Three Months Ended March 31,
Dollars in thousands	2013	2012
Segment operating income (loss)(1)
Redbox(2)	$92,174	$108,818
Coin	18,617	19,319
New Ventures	(8,282)	(5,617)

Subtotal	102,509	122,520

Depreciation, amortization and other:
Redbox	40,377	32,443
Coin	8,184	8,341
New Ventures	2,894	7

Total depreciation, amortization and other	51,455	40,791

Share-based compensation expense	3,192	3,449

Operating income (loss):
Redbox	51,797	76,375
Coin	10,433	10,978
New Ventures	(11,176)	(5,624)
Share-based compensation expense	(3,192)	(3,449)

Total operating income	$47,862	$78,280

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense.
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment.